                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             -------------------------------------------------------
                                  SCHEDULE 13G

                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(b)

                              (AMENDMENT NO. 2)(1)


                              BRIO TECHNOLOGY, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    109704106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]  Rule 13d-1(b)

         [ ]  Rule 13d-1(c)

         [X]  Rule 13d-1(d)




---------------------------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 0001097041               13G                        Page 2 of 19 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 KLEINER PERKINS CAUFIELD & BYERS VII, L.P., A CALIFORNIA
                 LIMITED PARTNERSHIP ("KPCB VII") 94-3201863

--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                           (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
                              5      SOLE VOTING POWER                       0


                           -----------------------------------------------------
     NUMBER OF                6      SHARED VOTING POWER             2,113,144
      SHARES
   BENEFICIALLY
     OWNED BY              -----------------------------------------------------
       EACH                   7      SOLE DISPOSITIVE POWER                  0
    REPORTING
   PERSON WITH
                           -----------------------------------------------------
                              8      SHARED DISPOSITIVE POWER        2,113,144


--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH             2,113,144
             REPORTING PERSON
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
             CERTAIN SHARES*
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              7.7%

--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                      PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO. 0001097041                  13G                   Page 3 of 19 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                  KPCB VII ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP
                  ("KPCB VII ASSOCIATES") 94-3203783

--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                           (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER                     0
                            ----------------------------------------------------
                                6      SHARED VOTING POWER

                                       2,132,562 shares of which 2,113,144
                                       shares directly held by KPCB VII and
                                       19,418 shares are directly held by KPCB
                                       Information Sciences Zaibatsu Fund II,
     NUMBER OF                         L.P., a California limited partnership
      SHARES                           ("KPCB ZF II"). KPCB VII Associates is
   BENEFICIALLY                        the general partner of KPCB VII and
     OWNED BY                          KPCB ZF II.
       EACH                 ----------------------------------------------------
    REPORTING                   7      SOLE DISPOSITIVE POWER               0
   PERSON WITH              ----------------------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                       2,132,562 shares of which 2,113,144
                                       shares directly held by KPCB VII and
                                       19,418 shares are directly held by
                                       KPCB ZF II. KPCB VII Associates is
                                       the general partner of KPCB VII and
                                       KPCB ZF II.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH             2,132,562
             REPORTING PERSON
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
             CERTAIN SHARES*
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              7.8%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO. 0001097041                   13G                    Page 4 of 19 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   BROOK BYERS
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                           (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                       30,405 shares of which 19,325 shares are
                                       held directly and 11,080 shares are held
                                       by trusts of which Mr. Byers is trustee.
                                       Mr. Byers disclaims beneficial ownership
                                       of the shares held by the trusts.
                             ---------------------------------------------------
                                6      SHARED VOTING POWER
                                       2,132,562 shares of which 2,113,144
                                       shares are directly held by KPCB VII and
                                       19,418 shares are directly held by KPCB
                                       ZF II. KPCB VII Associates is the general
                                       partner of KPCB VII and KPCB ZF II. Mr.
                                       Byers is a general partner of KPCB VII
     NUMBER OF                         Associates. Mr. Byers disclaims
      SHARES                           beneficial ownership of the shares held
   BENEFICIALLY                        directly by KPCB VII and KPCB ZF II.
     OWNED BY                ---------------------------------------------------
       EACH                     7      SOLE DISPOSITIVE POWER
    REPORTING                          30,405 shares of which 19,325 shares are
   PERSON WITH                         held directly and 11,080 shares are
                                       held by trusts of which Mr. Byers is
                                       trustee.  Mr. Byers disclaims beneficial
                                       ownership of the shares held by the
                                       trusts.
                             ---------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       2,132,562 shares of which 2,113,144
                                       shares are directly held by KPCB VII and
                                       19,418 shares are directly held by KPCB
                                       ZF II. KPCB VII Associates is the general
                                       partner of KPCB VII and KPCB ZF II. Mr.
                                       Byers is a general partner of KPCB VII
                                       Associates. Mr. Byers disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VII and KPCB ZF II.

--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH             2,162,967
             REPORTING PERSON
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                 [  ]
             EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              7.9%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO. 0001097041                  13G                    Page 5 of 19 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KEVIN COMPTON

--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                           (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER                 14,049
                            ----------------------------------------------------
                                6      SHARED VOTING POWER

                                       2,132,562 shares of which 2,113,144
                                       shares are directly held by KPCB VII and
                                       19,418 shares are directly held by KPCB
                                       ZF II. KPCB VII Associates is the general
                                       partner of KPCB VII and KPCB ZF II. Mr.
                                       Compton is a general partner of KPCB VII
     NUMBER OF                         Associates. Mr. Compton disclaims
      SHARES                           beneficial ownership of the shares held
   BENEFICIALLY                        directly by KPCB VII and KPCB ZF II.
     OWNED BY               ----------------------------------------------------
       EACH                     7      SOLE DISPOSITIVE POWER            14,049
    REPORTING               ----------------------------------------------------
   PERSON WITH                  8      SHARED DISPOSITIVE POWER

                                       2,132,562 shares of which 2,113,144
                                       shares are directly held by KPCB VII and
                                       19,418 shares are directly held by KPCB
                                       ZF II. KPCB VII Associates is the
                                       general partner of KPCB VII and KPCB ZF
                                       II. Mr. Compton is a general partner of
                                       KPCB VII Associates. Mr. Compton
                                       disclaims beneficial ownership of the
                                       shares held directly by KPCB VII and
                                       KPCB ZF II.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              2,146,611
             REPORTING PERSON
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                   [ ]
             EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               7.8%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO. 0001097041                 13G                    Page 6 of 19 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   L. JOHN DOERR
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                           (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                       22,897 shares of which 18,313 are held
                                       directly and 4,584 are held by a trust
                                       of which Mr. Doerr is trustee. Mr. Doerr
                                       disclaims beneficial ownership of shares
                                       held by the trust.
                            ----------------------------------------------------
                                6      SHARED VOTING POWER
                                       2,132,562 shares of which 2,113,144
                                       shares are directly held by KPCB VII and
                                       19,418 shares are directly held by KPCB
                                       ZF II. KPCB VII Associates is the
     NUMBER OF                         general partner of KPCB VII and KPCB
      SHARES                           ZF II. Mr. Doerr is a general partner
   BENEFICIALLY                        of KPCB VII Associates. Mr. Doerr
     OWNED BY                          disclaims beneficial ownership of the
       EACH                            shares held directly by KPCB VII and
    REPORTING                          KPCB ZF II.
   PERSON WITH              ----------------------------------------------------
                                7      SOLE DISPOSITIVE POWER
                                       22,897 shares of which 18,313 are held
                                       directly and 4,584 are held by a trust
                                       of which Mr. Doerr is trustee. Mr. Doerr
                                       disclaims beneficial ownership of shares
                                       held by the trust.
                            ----------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       2,132,562 shares of which 2,113,144
                                       shares are directly held by KPCB VII and
                                       19,418 shares are directly held by KPCB
                                       ZF II. KPCB VII Associates is the
                                       general partner of KPCB VII and KPCB ZF
                                       II. Mr. Doerr is a general partner of
                                       KPCB VII Associates. Mr. Doerr disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VII and KPCB ZF II.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              2,155,459
             REPORTING PERSON
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                   [ ]
             EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               7.9%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO. 0001097041                 13G                    Page 7 of 19 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   WILLIAM R. HEARST III
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                           (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER                      0
                            ----------------------------------------------------
                                6      SHARED VOTING POWER

                                       2,132,562 shares of which 2,113,144
                                       shares are directly held by KPCB VII and
                                       19,418 shares are directly held by KPCB
                                       ZF II. KPCB VII Associates is the
                                       general partner of KPCB VII and KPCB
                                       ZF II. Mr. Hearst is a general partner
                                       of KPCB VII Associates. Mr. Hearst
     NUMBER OF                         disclaims beneficial ownership of the
      SHARES                           shares held directly by KPCB VII and
   BENEFICIALLY                        KPCB ZF II.
     OWNED BY               ----------------------------------------------------
       EACH                     7      SOLE DISPOSITIVE POWER                 0
    REPORTING               ----------------------------------------------------
   PERSON WITH                  8      SHARED DISPOSITIVE POWER

                                       2,132,562 shares of which 2,113,144
                                       shares are directly held by KPCB VII and
                                       19,418 shares are directly held by KPCB
                                       ZF II. KPCB VII Associates is the
                                       general partner of KPCB VII and KPCB ZF
                                       II. Mr. Hearst is a general partner of
                                       KPCB VII Associates. Mr. Hearst disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VII and KPCB ZF II.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              2,132,562
             REPORTING PERSON
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                   [ ]
             EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               7.8%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO. 0001097041                 13G                    Page 8 of 19 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   VINOD KHOSLA
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                           (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER                      0

                            ----------------------------------------------------
                                6      SHARED VOTING POWER
                                       2,132,562 shares of which 2,113,144
                                       shares are directly held by KPCB VII and
                                       19,418 shares are directly held by KPCB
                                       ZF II. KPCB VII Associates is the
                                       general partner of KPCB VII and KPCB
                                       ZF II. Mr. Khosla is a general partner
                                       of KPCB VII Associates. Mr. Khosla
                                       disclaims beneficial ownership of the
     NUMBER OF                         shares held directly by KPCB VII and
      SHARES                           KPCB ZF II.
   BENEFICIALLY             ----------------------------------------------------
     OWNED BY                   7      SOLE DISPOSITIVE POWER                 0
       EACH
    REPORTING               ----------------------------------------------------
   PERSON WITH                  8      SHARED DISPOSITIVE POWER

                                       2,132,562 shares of which 2,113,144
                                       shares are directly held by KPCB VII and
                                       19,418 shares are directly held by KPCB
                                       ZF II. KPCB VII Associates is the
                                       general partner of KPCB VII and KPCB
                                       ZF II. Mr. Hearst is a general partner
                                       of KPCB VII Associates. Mr. Hearst
                                       disclaims beneficial ownership of the
                                       shares held directly by KPCB VII and
                                       KPCB ZF II.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              2,132,562
             REPORTING PERSON
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                   [ ]
             EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               7.8%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO. 0001097041                 13G                  Page 9 of 19 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   JOSEPH LACOB
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                           (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER                      0
                            ----------------------------------------------------
                                6      SHARED VOTING POWER

                                       2,132,562 shares of which 2,113,144
                                       shares are directly held by KPCB VII
                                       and 19,418 shares are directly held by
                                       KPCB ZF II.  KPCB VII Associates is
                                       the general partner of KPCB VII and
                                       KPCB ZF II.  Mr. Lacob is a general
                                       partner of KPCB VII Associates.  Mr.
                                       Lacob disclaims beneficial ownership
     NUMBER OF                         of the shares held directly by KPCB
      SHARES                           VII and KPCB ZF II.
   BENEFICIALLY             ----------------------------------------------------
     OWNED BY                   7      SOLE DISPOSITIVE POWER                 0
       EACH                 ----------------------------------------------------
    REPORTING                   8      SHARED DISPOSITIVE POWER
   PERSON WITH
                                       2,132,562 shares of which 2,113,144
                                       shares are directly held by KPCB VII
                                       and 19,418 shares are directly held by
                                       KPCB ZF II.  KPCB VII Associates is
                                       the general partner of KPCB VII and
                                       KPCB ZF II.  Mr. Lacob is a general
                                       partner of KPCB VII Associates.  Mr.
                                       Lacob disclaims beneficial ownership
                                       of the shares held directly by KPCB
                                       VII and KPCB ZF II.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              2,132,562
             REPORTING PERSON
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                   [ ]
             EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               7.8%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO. 0001097041             13G                        Page 10 of 19 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   BERNARD LACROUTE
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                           (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER

                                       19,050  shares including 5,000 options
                                       exercisable within 60 days.
                            ----------------------------------------------------
                                6      SHARED VOTING POWER

                                       2,132,562 shares of which 2,113,144
                                       shares are directly held by KPCB VII
                                       and 19,418 shares are directly held by
                                       KPCB ZF II. KPCB VII Associates is the
                                       general partner of KPCB VII and KPCB ZF
                                       II. Mr. Lacroute is a general partner
                                       of KPCB VII Associates. Mr. Lacroute
     NUMBER OF                         disclaims beneficial ownership of the
      SHARES                           shares held directly by KPCB VII and
   BENEFICIALLY                        KPCB ZF II.
     OWNED BY               ----------------------------------------------------
       EACH                     7      SOLE DISPOSITIVE POWER
    REPORTING
   PERSON WITH                         19,050 shares including 5,000 options
                                       exercisable within 60 days.
                            ----------------------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                       2,132,562 shares of which 2,113,144
                                       shares are directly held by KPCB VII
                                       and 19,418 shares are directly held by
                                       KPCB ZF II. KPCB VII Associates is the
                                       general partner of KPCB VII and KPCB ZF
                                       II. Mr. Lacroute is a general partner
                                       of KPCB VII Associates. Mr. Lacroute
                                       disclaims beneficial ownership of the
                                       shares held directly by KPCB VII and
                                       KPCB ZF II.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              2,151,612
             REPORTING PERSON
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                   [ ]
             EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               7.9%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO. 0001097041              13G                      Page 11 of 19 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   JAMES LALLY
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                           (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER                  8,285
                            ----------------------------------------------------
                                6      SHARED VOTING POWER

                                       2,132,562 shares of which 2,113,144
                                       shares are directly held by KPCB VII and
                                       19,418 shares are directly held by KPCB
                                       ZF II. KPCB VII Associates is the
                                       general partner of KPCB VII and KPCB ZF
                                       II. Mr. Lally is a general partner of
                                       KPCB VII Associates. Mr. Lally
     NUMBER OF                         disclaims beneficial ownership of the
      SHARES                           shares held directly by KPCB VII and
   BENEFICIALLY                        KPCB ZF II.
     OWNED BY               ----------------------------------------------------
       EACH                     7      SOLE DISPOSITIVE POWER             8,285
    REPORTING               ----------------------------------------------------
   PERSON WITH                  8      SHARED DISPOSITIVE POWER

                                       2,132,562 shares of which 2,113,144
                                       shares are directly held by KPCB VII
                                       and 19,418 shares are directly held by
                                       KPCB ZF II. KPCB VII Associates is the
                                       general partner of KPCB VII and KPCB ZF
                                       II. Mr. Lally is a general partner of
                                       KPCB VII Associates. Mr. Lally disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VII and KPCB ZF II.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              2,140,847
             REPORTING PERSON
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                   [ ]
             EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               7.8%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO. 0001097041                  13G                  Page 12 of 19 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   DOUGLAS MACKENZIE
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                           (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER                      0
                            ----------------------------------------------------
                                6      SHARED VOTING POWER

                                       2,132,562 shares of which 2,113,144
                                       shares are directly held by KPCB VII
                                       and 19,418 shares are directly held by
                                       KPCB ZF II. KPCB VII Associates is the
                                       general partner of KPCB VII and KPCB
                                       ZF II. Mr. MacKenzie is a general
                                       partner of KPCB VII Associates.
     NUMBER OF                         Mr. MacKenzie disclaims beneficial
      SHARES                           ownership of the shares held directly
   BENEFICIALLY                        by KPCB VII and KPCB ZF II.
     OWNED BY               ----------------------------------------------------
       EACH                     7      SOLE DISPOSITIVE POWER                 0
    REPORTING               ----------------------------------------------------
   PERSON WITH                  8      SHARED DISPOSITIVE POWER

                                       2,132,562 shares of which 2,113,144
                                       shares are directly held by KPCB VII
                                       and 19,418 shares are directly held by
                                       KPCB ZF II. KPCB VII Associates is the
                                       general partner of KPCB VII and KPCB
                                       ZF II. Mr. MacKenzie is a general
                                       partner of KPCB VII Associates.
                                       Mr. MacKenzie disclaims beneficial
                                       ownership of the shares held directly
                                       by KPCB VII and KPCB ZF II.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              2,132,562
             REPORTING PERSON
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                   [ ]
             EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               7.8%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP NO. 0001097041              13G                     Page 13 of 19 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   E. FLOYD KVAMME
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                           (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER

                                       30,727 shares including 5,000 options
                                       exercisable within 60 days.
                            ----------------------------------------------------
                                6      SHARED VOTING POWER

                                       2,132,562 shares of which 2,113,144
                                       shares are directly held by KPCB VII
                                       and 19,418 shares are directly held by
                                       KPCB ZF II. KPCB VII Associates is the
                                       general partner of KPCB VII and KPCB ZF
                                       II. Mr. Kvamme is a general partner of
     NUMBER OF                         KPCB VII Associates. Mr. Kvamme
      SHARES                           disclaims beneficial ownership of the
   BENEFICIALLY                        shares held directly by KPCB VII and
     OWNED BY                          KPCB ZF II.
       EACH                 ----------------------------------------------------
    REPORTING                   7      SOLE DISPOSITIVE POWER
   PERSON WITH
                                       30,727 shares including 5,000 options
                                       exercisable within 60 days.
                            ----------------------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                       2,132,562 shares of which 2,113,144
                                       shares are directly held by KPCB VII and
                                       19,418 shares are directly held by KPCB
                                       ZF II. KPCB VII Associates is the general
                                       partner of KPCB VII and KPCB ZF II. Mr.
                                       Kvamme is a general partner of KPCB VII
                                       Associates. Mr. Kvamme disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VII and KPCB ZF II.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              2,163,289
             REPORTING PERSON
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                   [ ]
             EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               7.9%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

     ITEM 1(A)       NAME OF ISSUER:

                     Brio Technology, Inc.

     ITEM 1(B)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     3460 West Bayshore Road
                     Palo Alto, CA 94303

   ITEM 2(A)-(C)     NAME OF PERSON FILING:

                     This amemdment is being filed by KPCB VII Associates, whose principal business address is 2750 Sand Hill Road, Menlo
                     Park, California 94025. The names and business addresses and citizenships of all the general partners of KPCB VII
                     Associates are set forth on Exhibit B hereto. KPCB VII
                     Associates is general partner to KPCB VII and KPCB ZF II.

     ITEM 2(D)       TITLE OF CLASS OF SECURITIES:

                     Common Stock

     ITEM 2(E)       CUSIP NUMBER:

                     0001097041

      ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR
                     13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                     Not Applicable

      ITEM 4.        OWNERSHIP.

                     See Items 5-11 of cover sheets hereto.

      ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not Applicable.

      ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Under certain circumstances set forth in the limited partnership agreements of KPCB VII and KPCB ZF II, the general and limited partners of such entities may have the right to receive dividends on, or the proceeds from the sale of the Shares of Brio Technology, Inc. held by such entity. No such partner's rights relate to more than five percent of the class.

      ITEM 7.        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                     ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
                     HOLDING COMPANY.

                     Not Applicable

      ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable

      ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable

     ITEM 10.        CERTIFICATION.

                     Not Applicable

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:      February 14, 2000

BROOK H. BYERS                            KPCB VII ASSOCIATES, L.P.,
KEVIN R. COMPTON                          A CALIFORNIA LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
E. FLOYD KVAMME
JOSEPH S. LACOB
BERNARD J. LACROUTE
JAMES P. LALLY
DOUGLAS P. MACKENZIE



Signature: /s/ Michael S. Curry           Signature: /s/ Brook H. Byers
          ------------------------                  ---------------------------
          Michael S. Curry                           A General Partner
          Attorney-in-Fact

                                          KLEINER PERKINS CAUFIELD & BYERS VII,
                                          L.P., A CALIFORNIA LIMITED PARTNERSHIP

                                          By KPCB VII Associates, L.P.,
                                          a California Limited Partnership,
                                          its General Partner



                                          Signature: /s/ Brook H. Byers
                                                    ---------------------------
                                                     A General Partner

                                  EXHIBIT INDEX


                                                                                   Found on
                                                                                 Sequentially
Exhibit                                                                          Numbered Page
-------                                                                          -------------

Exhibit A:  Agreement of Joint Filing                                                  17

Exhibit B:  List of General Partners of KPCB VII Associates                            18


                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 14, 2000, containing the information required by Schedule 13G, for the Shares of Brio Technology, Inc., held by Kleiner Perkins Caufield & Byers VII, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.


Date:      February 14, 2000

BROOK H. BYERS                             KPCB VII ASSOCIATES, L.P., A
KEVIN R. COMPTON                           CALIFORNIA LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
E. FLOYD KVAMME
JOSEPH S. LACOB
BERNARD J. LACROUTE
JAMES P. LALLY
DOUGLAS P. MACKENZIE



Signature: /s/ Michael S. Curry            Signature: /s/ Brook H. Byers
          ---------------------------                ---------------------------
           Michael S. Curry                           A General Partner
           Attorney-in-Fact

                                           KLEINER PERKINS CAUFIELD & BYERS VII,
                                           L.P., A CALIFORNIA LIMITED
                                           PARTNERSHIP

                                           By KPCB VII Associates, L.P.,
                                           a California Limited Partnership,
                                           its General Partner



                                           Signature: /s/ Brook H. Byers
                                                     --------------------------
                                                      A General Partner

                                    EXHIBIT B

                               GENERAL PARTNERS OF
              KPCB VII ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP

         Set forth below, with respect to each general partner of KPCB VII Associates, is the following: (a) name; (b) business address; and (c) citizenship.

1.   (a) Brook H. Byers
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

2.   (a) Kevin R. Compton
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

3.   (a) L. John Doerr
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

4.   (a) William R. Hearst III
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

5.   (a) Vinod Khosla
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

6.   (a) E. Floyd Kvamme
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

7.   (a) Joseph S. Lacob
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

8.   (a) Bernard J. Lacroute
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

9.   (a) James P. Lally
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

10.  (a) Douglas P. MacKenzie
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen